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                                                                      Exhibit 11


                            GENERAL HOST CORPORATION

              ADDITIONAL EARNINGS PER SHARE INFORMATION (UNAUDITED)

                    (In thousands, except per share amounts)

                                          Twelve Weeks Ended         Forty Weeks Ended
                                        November 2,  November 3,  November 2,  November 3,
                                           1997         1996         1997        1996
                                        ----------   ----------   ----------   ----------
Loss for full dilution:
  Loss from operations                  $ (17,800)   $ (14,873)   $  (14,475)  $ (11,422)
  Add interest on 8% Convertible
    Debentures, net of tax effect           1,200        1,200         4,000       4,000
                                        ---------    ---------     ---------   ---------
  Net loss, as adjusted                 $ (16,600)   $ (13,673)    $ (10,475)  $  (7,422)
                                        =========    =========     =========   =========



Shares used for calculating primary
  earnings per share                       24,414       24,414        24,414      24,414
  Additional shares resulting from
    assumed conversion of 8% Convertible
      Debentures                            7,611        7,611         7,611       7,611
  Additional shares resulting from
    assumed exercise of stock options          82            0           103           0
                                        ---------    ---------     ---------   ---------
                                           32,107       32,025        32,128      32,025
                                        =========    =========     =========   =========


Fully diluted loss per share            $    (.52)1  $    (.43)1   $    (.33)1 $    (.23)1
                                        =========    =========     =========   =========

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1        This calculation is submitted in accordance with Regulation S-K item
         601 (b)(11) although it is contrary to paragraph 40 of APB Opinion 15 because it produces an anti-dilutive result.